Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2023, in the registration statement (Form S-1) and related prospectus of Alpha Teknova, Inc. for the resale of 11,299,993 shares of its common stock.

/s/ Ernst & Young LLP

San Jose, CA

October 25, 2023